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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of October 1, 1999 (the "Effective Date"), is between STARNET FINANCIAL, INC., a Delaware corporation (the "Company"), and JENNIFER SALSBURY ("Salsbury"). The Company and Salsbury are collectively referred to in this Agreement as the "Parties."

                                   Background

The Company wishes to employ Salsbury as its Executive Vice President--Secondary Marketing, and the Parties desire to provide for the employment of Salsbury as of the Effective Date in accordance with the terms of this Agreement.

                               Terms of Agreement

The Parties agree as follows:

1. EMPLOYMENT. The Company employs Salsbury to devote her personal services to the business and affairs of the Company, and Salsbury accepts such employment, on the terms and conditions stated in this Agreement.

   1.1. Duties. Salsbury's title and position shall be Executive Vice President--Secondary Marketing of the Company. Salsbury's duties will be those customarily performed by persons acting in that capacity and those that may be designated by the Board of Directors, the Chief Executive Officer and the President of the Company consistent with the title and position of Executive Vice President--Secondary Marketing. Salsbury shall report directly to the Company's President. Salsbury shall also serve, upon request and without additional compensation, as an officer or a director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors.

   1.2. Full-Time Employee. Salsbury shall devote her full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of her duties described in Article 1.1.

2. TERM. The term of Salsbury's employment under this Agreement (the "Term") shall commence on the Effective Date and shall continue for five (5) years or until terminated pursuant to Article 5.

3. COMPENSATION. As compensation for the services rendered by Salsbury under this Agreement, the Company shall, during the Term, pay or provide Salsbury the following:

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   3.1. Base Salary. The Company shall pay Salsbury during the Term a base salary equal to One Hundred Forty-Four Thousand Dollars ($144,000.00) per fiscal year of the Company ("Base Salary"). Base Salary shall be paid in equal installments every two weeks, in arrears, at the Company's regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company. Base Salary shall be prorated in any fiscal year during which Salsbury is employed under this Agreement for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Salsbury is so employed. Base Salary shall also be prorated (on a daily basis) for any partial payroll period of employment under this Agreement.

   3.2. Incentive Bonus. The Company shall also pay Salsbury a sum equal to 1.5 basis points of the net gain on the loans that are sold by StarNet Mortgage each month. This sum will be determined on a monthly basis and the bonus amount paid, in arrears, on the 15th of each month.

   3.3. Option. Salsbury shall be eligible to participate in any stock option, performance share, phantom stock, or similar long-term stock-based incentive plan adopted by the Company for its employees in effect during the Term, including the Option Plan. The extent to which Salsbury shall participate in any such plan will be determined by the Company's Board of Directors (the "Board") or the Compensation Committee of the Board.

   3.4. Savings and Retirement Plans. Salsbury shall be eligible to participate in any bonus, savings, deferred compensation, retirement or pension, or death benefit plan adopted by the Company for its employees generally in effect during the Term.

   3.5. Welfare Benefit Plans. Salsbury shall be eligible to participate in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by the Company covering its employees generally in effect during the Term.

   3.6. Paid Time Off. Salsbury shall be entitled to fifteen (15) days of paid vacation or time off ("PTO") per fiscal year of the Company, in accordance with the Company's PTO policies, practices, and procedures in effect during the Term. Such PTO shall, however, be prorated in any fiscal year during which Salsbury is employed under this Agreement for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Salsbury is so employed.

   3.7. Transportation Allowance. During the Term, the Company shall pay Salsbury a transportation allowance equal to Five Hundred Dollars ($500.00) per month



EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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   ("Transportation Allowance"). The Transportation Allowance shall be payable in equal installments together with the payments of Base Salary.

   3.8. Tax Withholding. The Company may deduct from any compensation or other amount payable to Salsbury under this Agreement (including under Article 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in the Company's judgment, be required.

   3.9. Participation in Compensation and Benefit Plans. Salsbury's participation during the Term in any or all of the plans or programs adopted by the Company described in Articles 3.3 through 3.6 ("Compensation and Benefit Plans") will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by the Company, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. The Company shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that Salsbury is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, the Company has provided to Salsbury, and Salsbury hereby acknowledges receipt of, a copy of the correct and complete written plan description or plan materials distributed to participants or prospective participants.

4. EXPENSE REIMBURSEMENT. During the Term, Salsbury may incur, and shall be reimbursed by the Company for, reasonable, ordinary and necessary, and documented business expenses to the extent that Salsbury complies with, and reimbursement is permitted by, the Company's policies, practices, and procedures.

5. EMPLOYMENT TERMINATION. Either Party may terminate Salsbury's employment under this Agreement by giving written notice of termination to the other Party. If the Company is terminating, it shall include in that notice a statement whether the termination is because of Disability or for Cause or without Cause. The Parties' respective rights and obligations upon the termination of Salsbury's employment under this Agreement are as follows:

   5.1. Termination Generally. Upon any termination of Salsbury's employment under this Agreement, the Company shall pay or provide Salsbury the following:

        5.1.a. Any amount of Base Salary and Transportation Allowance earned by, but not yet paid to, Salsbury through the effective date of termination of employment, as further described below (the "Termination Date");

        5.1.b. All benefits that have been earned by or vested in, and are payable to, Salsbury under, and subject to the terms (including all eligibility requirements) of,


EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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        the Compensation and Benefit Plans in which Salsbury participated through the Termination Date;

        5.1.c. All reimbursable expenses due, but not yet paid, to Salsbury as of the Termination Date under Article 4; and

        5.1.d. An amount equal to all accrued and unused PTO, calculated in accordance with the Company's PTO policies, practices, and procedures (including authorized deductions and the deductions required by law), through the Termination Date.

   The amount of Base Salary and Transportation Allowance due under Section 5.1.a shall be paid no later than thirty (30) business days after the Termination Date; the amounts or benefits due under Section 5.1.b shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to Salsbury; and the amounts due under Sections 5.1.c and 5.1.d shall be paid in accordance with the terms of the Company's policies, practices, and procedures regarding reimbursable expenses and PTO, respectively. Except as expressly provided below in this Article 5, upon paying or providing Salsbury the preceding amounts or benefits, the Company shall have no further obligation or liability under this Agreement for base salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans. Upon termination of Salsbury's employment, Salsbury shall be deemed to have resigned from any position as an officer or director, or both, of any subsidiary, division, or affiliate of the Company or any other entity in which the Company holds an equity interest or which it sponsors that Salsbury then holds; no written resignation need be given or delivered to the Company.

   In this Agreement, the Termination Date shall be (i) the date of Salsbury's death, (ii) the third business day after the date on which the Company gives notice of termination because of Disability, or (iii) the date of termination specified in any other notice of termination, or if not specified in the notice of termination, the date that notice of termination is given.

   In this Agreement, "Disability" means Salsbury's permanent and total disability, which shall be deemed to exist if she is unable reasonably to perform her duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least ninety (90) consecutive days. Any Disability shall be determined by the Board or an authorized committee or representative thereof ("Representative"), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. Salsbury shall, if there is any question about her Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative.

EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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   In this Agreement, "Cause" means any of the following: (i) Salsbury's failure to substantially perform her duties under this Agreement, other than any such failure resulting from her incapacity due to physical or mental illness or Disability; (ii) Salsbury's engaging in any action which, or omitting to engage in any action the omission of which, has been, is, or is reasonably expected to be substantially injurious (monetarily or otherwise) to the Company or its business or reputation; (iii) Salsbury's performance of any act or omission constituting dishonesty that results, directly or indirectly, in significant gain or enrichment of Salsbury or her family or affiliates at the expense of the Company; or (iv) any breach by Salsbury of any obligation under any of Articles 6, 7, 8, and 9. Whether an event or circumstance constituting Cause exists will be determined in good faith by the Board or its Representative. If the Company believes that Cause for termination exists under clause (i) above in this paragraph, the Company shall notify Salsbury of that belief, and that notice shall describe the event or circumstance believed to constitute Cause for termination. If that event or circumstance may reasonably be remedied or corrected, Salsbury shall have thirty (30) days to effect that correction or remedy. If not corrected or remedied within that thirty (30) day period, Cause for termination shall immediately be deemed to exist, and Salsbury's employment shall be deemed terminated. If the Company believes that Cause for termination exists under any of clauses (ii), (iii), and (iv) above in this paragraph, the Company shall notify Salsbury of that belief, and that notice shall constitute immediate termination of Salsbury's employment.

   Salsbury may voluntarily terminate her employment under this Agreement only by giving at least thirty (30) days' prior written notice to the Company. Salsbury shall not be liable to the Company for breach of this Agreement because of her termination of employment in accordance with the preceding sentence.

   5.2. Termination Without Cause or Upon Death or Disability. If Salsbury's employment is terminated by death or by the Company because of Disability or without Cause, Salsbury (or her legal representative, estate, or heirs) shall be entitled to receive from the Company, as liquidated damages:

        5.2.a. The continued payment of Base Salary, at the rate in effect at the Termination Date, for twelve (12) consecutive months following the Termination Date (the "Severance Payments"); and

        5.2.b. If Salsbury elects and maintains continued coverage under the Consolidated Omnibus Benefits Reconciliation Act of 1985 and corresponding regulations ("COBRA"), then for up to the twelve (12) consecutive months immediately after the Termination Date, payments in an amount equal to the difference between (i) the premiums paid or payable by Salsbury for coverage under COBRA for herself and her dependents (if any) and (ii) the premiums that

EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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        she would have paid for comparable coverage under the Company's then current group insurance plan or plans if her employment under this Agreement had not ceased (the "Insurance Payments"); except that the Insurance Payments shall expire or terminate immediately upon Salsbury's becoming eligible for coverage under another employer's plan or policy.

   The Severance Payments shall be paid at the dates on which Salsbury's Base Salary would have been payable if her employment under this Agreement had not been terminated. The Company will commence the Severance Payments and the Insurance Payments within ten (10) business days after the first business day on which the release executed and delivered in accordance with Section 5.3.a becomes irrevocable by Salsbury (or her legal representative, estate, or heirs). The Company's obligations for the Insurance Payments are not intended to negate or impair any obligation of the Company or right of Salsbury under COBRA. The Severance Payments and the Insurance Payments shall be in addition to the amounts or benefits to which Salsbury is entitled under Article 5.1. Any Severance Payments or Insurance Payments (or both) under this Article 5.2 shall not be deemed the continuation of Salsbury's employment for any purpose.

   5.3. Conditions to Severance Payments. Except as provided in Section 5.2.b and below in this Article 5.3, none of the Severance Payments and the Insurance Payments under Article 5.2 will be subject to reduction as the result of future compensation earned or received by Salsbury (including by self-employment), and Salsbury shall have no duty to mitigate her damages. The Severance Payments and the Insurance Payments shall, however, be conditioned upon:

        5.3.a. The Company's receipt of a Settlement Agreement, General Release, and Covenant Not to Sue executed and performed by Salsbury (or her legal representative, estate, or heirs) in substantially the form of Exhibit "A" to this Agreement (the "Release Agreement"); and

        5.3.b. the compliance by Salsbury (or her legal representative, estate, or heirs) with Articles 6, 7, 8, and 9 after the Termination Date as specified in those Articles, as well as with the Release Agreement.

   The Company may cease or reduce the Severance Payments or the Insurance Payments (or both) if, and the Company shall be entitled to a return of the Severance Payments and the Insurance Payments (or both) made to the extent that, there is or has been any material violation by Salsbury (or her legal representatives, estate, or heirs) of any of Articles 6, 7, 8, and 9 or of the Release Agreement.

   5.4. Termination for Cause or by Salsbury. If Salsbury's employment is terminated by the Company for Cause or is voluntarily terminated by Salsbury, then Salsbury shall not

EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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   be entitled to any payments under this Agreement other than the amounts or benefits to which she is entitled under Article 5.1.

   5.5. Post-Termination Survival. The provisions of this Article 5 shall survive the termination of Salsbury's employment by the Company and its subsidiaries to the extent necessary to effect the post-termination payments or benefits to which Salsbury is entitled under the terms of this Article 5.

6. CONFIDENTIAL INFORMATION. The Company shall provide to Salsbury, during the Term, access to various trade secrets, confidential information, and proprietary information of the Company (which, in this Article 6 as well as in Articles 7, 8, and 9, shall include the Company's subsidiaries and affiliates) which are valuable and unique to the Company ("Confidential Information"). Confidential Information includes the Company's plans, policies, and procedures as well as the plans, policies and procedures of other persons having relationships that are material to the Company's business and affairs. Salsbury shall not, either while in the employ of the Company or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of the Company or not engaged to render services to the Company, except (in either case) to perform her duties under this Agreement or otherwise with the Company's prior written consent. Nothing in this
Article 6 shall preclude Salsbury from the use or disclosure of information generally known to the public or not considered confidential by the Company or from any disclosure to the extent required by law or court order (though Salsbury must give the Company prior notice of any such required disclosure and must cooperate with any reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of the Company, whether prepared by Salsbury or otherwise coming into her possession, shall remain the exclusive property of the Company and shall not be removed from the premises from the Company, except in the ordinary course of business as part of Salsbury's performance of duties under this Agreement, and (in any event) shall be promptly returned or delivered to the Company (without Salsbury's retaining any copies) upon the termination of employment under this Agreement.

7. NONCOMPETITION. Salsbury acknowledges that, in addition to her access to and possession of Confidential Information, during the Term she will acquire valuable experience and special training regarding the Company's business and that the knowledge, experience, and training she will acquire would enable her to injure the Company if she were to engage in any business that is competitive with the business of the Company. Therefore, Salsbury shall not, at any time during the Term and for the twenty-four (24) consecutive months immediately after the Termination Date, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage, invest, or participate in any business in direct competition with the business of the Company within a fifty (50)-mile radius of each location, or set or group of locations, (i) at,

EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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from, or to which the Company conducts or has conducted business or renders, provides, or delivers, or has rendered, provided, or delivered, services or products during the Measurement Period (as defined below) or (ii) that is or has been, during the Measurement Period, the subject of a Proposal (as defined below) to conduct business or render, provide, or deliver services or products thereat, therefrom, or thereto. "Measurement Period" means, with respect to Salsbury's activity (A) at any time during the Term, the Term, and (B) at any time on or after the Termination Date, the six (6) consecutive months preceding, and including, the Termination Date. "Proposal" means a written or formal proposal, bid, arrangement, understanding, or agreement by the Company to or with another person that reflects or contains negotiated or substantive terms, but does not include any marketing contact by the Company where the other person has not solicited that contact or indicated any interest in doing business with the Company. (Salsbury shall not be prohibited, however, from owning, as a passive investor, less than five percent (5%) of the publicly traded stock or other securities of any entity engaged in a business competitive with that of the Company.) Salsbury represents and agrees that (x) the Company has agreed to provide her, and she will receive from the Company, special experience and knowledge, including Confidential Information, (y) because the Confidential Information is valuable to the Company, its protection (particularly from any competitive business) constitutes a legitimate interest to be protected by the Company by enforcement of the restriction in this Article 7, and (z) the enforcement of the restriction in this Article 7 would not be unduly burdensome to Salsbury and that, in order to induce the Company to enter into this Agreement (which contains various benefits to Salsbury and obligations of the Company with respect to Salsbury's employment), Salsbury is willing and able to engage, invest, or participate in business after the Termination Date so as not to violate this Article 7. The Parties agree that the restrictions in this
Article 7 regarding scope of activity, duration, and geographic area are reasonable; however, if any court should determine that any of those restrictions is unenforceable, that restriction shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable.

8. NONSOLICITATION. Salsbury shall not, at any time within the twenty-four (24) consecutive months immediately after the Termination Date, either directly or indirectly:

        8.1. Disclose Contact Information. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with the Company within the information technology industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of the Company; or

        8.2. Solicit Employees. Solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee or consultant of the Company, or in any other manner attempt to induce any employee or consultant of the Company to leave the employ of the Company or cease his or her consulting or similar business relationship with the Company. References in this Article 8.2 to "any employee or consultant" shall include any person who was an employee or consultant of the Company at any

EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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        time within the six (6) consecutive months preceding, and including, the
        Termination Date.

9. DEVELOPMENTS. Salsbury shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Salsbury, by herself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, (ii) are suggested by, arise out of, or result from, directly or indirectly, Salsbury's association with the Company, or
(iii) arise out of or result from, directly or indirectly, the use of the Company's time, labor, materials, facilities, or other resources ("Developments").

Salsbury hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company during or after the Term, all of her right and title to and interest in all Developments. Salsbury shall, from time to time upon the request of the Company during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Salsbury for all reasonable expenses incurred by her in complying with this Article 9.

10. INDEMNIFICATION. To the extent Salsbury is an officer or director of the Company, the Company shall include Salsbury under any existing or future (i) directors' and officers' liability insurance policy that the Company obtains and maintains or (ii) indemnification agreements between the Company and other executives of the Company. Subject to the foregoing sentence, the Company will indemnify Salsbury to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time or by the articles or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to Salsbury.

11. CERTAIN REMEDIES. Any breach or violation by Salsbury of any of Articles 6, 7, 8, and 9 shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with Salsbury's covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled. The existence of any claim or cause of action of Salsbury against the Company, or any subsidiary or affiliate of the Company, whether based on this Agreement or

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JENNIFER SALSBURY
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otherwise, shall not constitute a defense to the enforcement by the Company of
Salsbury's covenants in any of Articles 6, 7, 8, and 9. The covenants in Articles 6, 7, 8, and 9 and in this Article 11 shall survive the termination of Salsbury's employment under this Agreement.

12. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Salsbury and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Article 12), including any successor to the Company by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of the Company. The Company shall have the right, without the need for any consent from Salsbury, to assign its rights, benefits, remedies, and obligations under this Agreement to one or more other persons. The rights, benefits, remedies, and obligations of Salsbury under this Agreement are personal to Salsbury, however, and may not be assigned or delegated by her; except that this shall not preclude (i) Salsbury from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after Salsbury's death or (ii) the legal representative of Salsbury's estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under Salsbury's will or the laws of intestacy applicable to Salsbury's estate, as the case may be.

13. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be severed from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.






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JENNIFER SALSBURY
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14. NOTICES. Any notice, request, or other communication to be given by either
Party under this Agreement by to the other shall be in writing and either (i) delivered in person, (ii) delivered by prepaid same-day or overnight courier service, (iii) sent by certified mail, postage prepaid with return receipt requested, or (iv) transmitted by facsimile, in any case addressed to the other Party as follows:

         If to the Company:                 StarNet Financial, Inc.
                                            1700 Preston Road
                                            Suite 350
                                            Dallas, Texas 75248
                                            Attention: Daniel L. Jackson, Chief
                                                       Executive Officer
                                            Facsimile: (972) 239-2893

         With a copy (which shall
         not constitute notice) to:         Gardere & Wynne, L.L.P.
                                            1601 Elm Street, Suite 3000
                                            Dallas, Texas 75201-4761
                                            Attention: I. Bobby Majumder, Esq.
                                            Facsimile: (214) 969-4667

         If to Salsbury:                    Jennifer Salsbury

                                            ------------------------------------

                                            ------------------------------------

or to such other address or facsimile number as the Party to be notified may have designated by notice previously given in accordance with this Article 14. Communications delivered in person or by courier service or transmitted by facsimile shall be deemed given and received as of actual receipt (or refusal) by the addressee. Communications mailed as described above in this Article 14 shall be deemed given and received three (3) business days after mailing or upon actual receipt, whichever is earlier.

15. CERTAIN DEFINED TERMS. In this Agreement, (i) "person" means an individual or any corporation, partnership, trust, unincorporated association, limited liability company, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or governmental agency,
(ii) "include" and "including" do not signify any limitation, (iii) "Article" and "Section" means any Article and any Section, respectively, of this Agreement, unless otherwise indicated, (iv) an "affiliate" of a person means any other person controlling, controlled by, or under common control with that person, and (v) "business day" means any Monday through Friday, other than any such weekday on which the executive offices of the Company are closed. In addition, the use in this Agreement of "year," "annual," "month," or "monthly" (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Salsbury for employment or compensation for that period.


EMPLOYMENT AGREEMENT -
JENNIFER SALSBURY
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



16. ENTIRE AGREEMENT. This Agreement, with Exhibit "A", constitutes the entire agreement between the Company and Salsbury with respect to the subject matter hereof and supersedes any prior agreement between the Company and Salsbury with respect to the same subject matter.

17. MODIFICATION AND WAIVER. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

18. GENDER. Whenever the context requires in this Agreement, words denoting gender in this Agreement include the masculine, feminine, and neuter.

19. GOVERNING LAW; VENUE. This Agreement, and the rights, remedies, obligations, and duties of the Parties under this Agreement, shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas. The exclusive venue of any action or proceeding relating to this Agreement or its subject matter shall be in Dallas County, Texas.

20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one and the same document.







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JENNIFER SALSBURY
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         The Parties have executed this Agreement to be effective as of the date stated in the first paragraph.




                                         STARNET FINANCIAL, INC.,
                                         a Delaware Corporation



                                         By: /s/ Daniel L. Jackson
                                            ------------------------------------
                                             DANIEL L. JACKSON,
                                               Chief Executive Officer




                                         /s/ Jennifer Salsbury
                                         ---------------------------------------
                                         JENNIFER SALSBURY



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JENNIFER SALSBURY
                                       13